UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF THE SECURITIES

EXCHANGE ACT OF 1934

PRUDENTIAL PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in its Charter)

England and Wales	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Laurence Pountney Hill

London EC4R 0HH, England

(44) 20 7220 7588

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
$300,000,000 6.50% Perpetual Subordinated Capital Securities Exchangeable at the Issuer’s Option into Non-Cumulative Dollar Denominated Preference Shares	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:  333-117208

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

On July 7, 2004, the Registrant filed with the Securities and Exchange Commission (the Commission) a Registration Statement on Form F-3 (File No. 333-117208) (the Registration Statement) relating, among other securities, to certain debt securities (including the Perpetual Subordinated Capital Securities Exchangeable at the Issuer’s Option into Non-Cumulative Dollar Denominated Preference Shares), preference shares and American Depositary Shares of the Registrant.  On July 28, 2004, the Registrant filed with the Commission Amendment No. 1 to the Registration Statement.  On July 29, 2004, the Registration filed Amendment No. 2 to the Registration Statement.  On July 30, 2004, the Commission declared the Registration Statement, as amended by Amendment No. 1 and Amendment No. 2, effective under the Securities Act of 1933, as amended (the Securities Act).

On July 12, 2005, the Registrant filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act, the prospectus dated July 30, 2004, as supplemented by the prospectus supplement dated July 12, 2005 (the Prospectus and the Prospectus Supplement, respectively).  The Prospectus and the Prospectus Supplement are incorporated herein by reference to the extent set forth below.

Item 1.                    Description of Registrant’s Securities to be Registered.

Reference is made to the information set forth on pages 10 through 37 (under “Description of the Debt Securities”), pages 38 through 42 (under “Description of the Preference Shares”), pages 43 through 51 (under “Description of American Depositary Receipts”) and pages 57 through 62 (under “Taxation”) contained in the Company’s Prospectus contained in the Registration Statement and on pages S-18 through S-19 (under “Ratio of Earnings to Fixed Charges”), pages S-20 through S-21 (under “Capitalization and Indebtedness”), pages S-22 through S-45 (under “Certain Terms of the Capital Securities”), pages S-46 through S-49 (under “Certain Terms of the Preference Shares”) and pages S-50 through S-53 (under “Taxation”) of the Prospectus Supplement all of which information is incorporated by reference in this registration statement.

Item 2.                    Exhibits.

The following exhibits shall be, or have been, filed with the New York Stock Exchange, Inc. or the Securities and Exchange Commission:

4.1.                              Memorandum and Articles of Association of the Registrant, as amended.*

4.2.                              Resolutions of the Board of Directors of the Registrant providing for the issuance of the $300,000,000 6.50% Perpetual Subordinated Capital Securities Exchangeable at the Issuer’s Option into Non-cumulative Dollar Denominated Preference Shares.

4.3.                              Form of Indenture relating to the subordinated debt securities (including forms of subordinated debt securities).**

4.4.                              Form of second supplemental indenture.

4.5.                              Form of share warrant representing preference shares in bearer form.

4.6.                              Form of share certificate representing preference shares in registered form.

4.7.                              Form of ADR Deposit Agreement among Prudential plc and Citibank, N.A. and all holders from time to time of American Depositary Receipts.**

4.8.                              Form of Amended and Restated Deposit Agreement, among Prudential plc, Morgan Guaranty Trust Company of New York and all holders from time to time of American Depositary Receipts.***

*                                         Incorporated by reference to the Annual Report on Form 20-F (File No. 1-15040) previously filed by Prudential plc with the Securities and Exchange Commission on June 24, 2005.

**                                  Incorporated by reference to the Registrant’s Registration Statement on Form F-3 (File No. 333-117208) previously filed with the Securities and Exchange Commission on July 29, 2004.

***                           Incorporated by reference to the Registrant’s Registration Statement on Form F-6 (File No. 333-12168) previously filed with the Securities and Exchange Commission on June 22, 2000.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Registrant: Prudential Public Limited Company

		By:	/s/ Philip Broadley
Name: Philip Broadley
Title: Group Finance Director

Date:	July 12, 2005